EXHIBIT 99.1

Synthesis Energy Systems, Inc. Reports Fiscal 2015 Third Quarter Financial Results and Provides Business Update

HOUSTON, May 12, 2015 (GLOBE NEWSWIRE) -- Synthesis Energy Systems, Inc. (SES) (Nasdaq:SYMX), a global energy and gasification technology company enabling clean, high-value energy and chemical products from multiple feedstocks, today reported financial and operating results for its fiscal 2015 third quarter, ended March 31, 2015.

"During this past quarter we have gained good traction in China especially, where three clean coal gasification projects are under construction for Aluminum Corporation of China using seven total SES Gasification Systems. Our China joint venture, Tianwo-SES Clean Energy Technologies, is supplying an expected $23 million of technology, proprietary equipment plus additional equipment related to the three gasification plants to the Innovative Coal Chemical Design Institute, or ICCDI. ICCDI is the turnkey contractor supplying all the engineering, construction and balance of plant equipment for the projects. These industrial syngas supply plants are in what we consider an emerging growth market of replacement gas, and they represent our first win by the Tianwo-SES joint venture. The construction by ICCDI is fast-tracked, in staged progression and two of the projects are expected to be completed during this calendar year, with the third following in early 2016. Tianwo-SES reports a growing pipeline of seven similar prospective projects that may follow-on as the first of these projects start-up with good results. This momentum of continuing growth is positioning our China JV to start fully covering its costs and generating earnings so SES can realize future dividends," said Robert W. Rigdon, President and CEO. "Our operating JV plants in China have also been making good progress during our fiscal third quarter. We are smartly managing the ZZ JV and navigating the current low methanol price environment, and moving towards re-purposing the ZZ JV to better utilize its capability profitably. At the Yima JV, which just this past week started back up after a scheduled maintenance shut-down, we are moving closer to our goal of gaining formal acceptance and then pursuing alternatives for monetizing some or all of the $34.8 million invested."

"Looking ahead, our priorities to accelerate growth of the Company are twofold. First, we are pursuing our strategic Technology Company partnering initiative to fully unlock the value of our technology which we believe is the key to meeting clean energy and chemical demands in the industrializing and developing world. Second, we continue to advance our partnership initiatives globally and to grow our pipeline of projects, with main regions of focus being India and China, specifically 'One Belt, One Road' partnerships and collaboration. Our initial feasibility study for Tianwo-SES's first Direct Reduced Iron (DRI) steel project, The Mongolian New Comprehensive Steel Plant Project, is a prime example. Working with our global DRI technology partner, Midrex Technologies, the integrated coal gasification DRI steel plant will be designed to use SES Gasification Technology and MIDREX® Direct Reduction Process," Mr. Rigdon continued. "Additionally, we are taking steps to establish a China-specific platform to implement power projects in China with the emergence of mini-IGCC distributed power opportunities there. In India we are leveraging our strong traction and relationships to bring in Chinese manufacturing and financing capabilities to advance our discussions for new emerging projects in markets ranging from large-scale fertilizer to DRI steel, with our longtime regional marketing partner, Simon India. Together, we also recently expanded our product offering to include fixed price turnkey gasifier islands in India where ours is the cleanest and most economical commercially available gasification technology able to process all of India's abundant coal and coal wastes."

Recent Corporate Highlights

China Joint Venture: SES's China joint venture with Suzhou Thvow Technology Co., Ltd. (STT): Tianwo-SES Clean Energy Technologies Co., Ltd. (Tianwo-SES):

  Industrial "Replacement Gas" Syngas: Aluminum Corporation of China: Tianwo-SES has order commitments related to the Aluminum Corporation of China Limited projects with Innovative Coal Chemical Design Institute (Shanghai) Co. Ltd. (ICCDI), a subsidiary of STT. The $23 million in orders is for technology, proprietary equipment plus additional equipment from Tianwo-SES to ICCDI for the three previously announced industrial syngas supply plants for Aluminum Corporation of China, China's largest alumina and primary aluminum producer. ICCDI serves as the general contractor providing all engineering and construction of the three projects which will utilize SES Gasification Technology for seven total gasification systems. Construction on these three new syngas plants, alongside existing aluminum manufacturing plants in Shandong, Shanxi and Henan provinces, is underway. The gasification plants are being fast-tracked and built in a staged progression based on the capacity of ICCDI and Tianwo-SES. The Shandong project in Zibo City is the most advanced and is expected by Tianwo-SES to start early commissioning in June 2015.

  Direct Reduced Iron (DRI) Steel: Tianwo-SES secured the joint venture's first DRI steel vertical market contract for an initial feasibility study on an integrated coal gasification DRI steel plant using SES Gasification Technology and MIDREX® Direct Reduction Process. Named The Mongolian New Comprehensive Steel Plant Project, it would be located in Darkhan City, and would be designed to utilize syngas from the SES Gasification Technology using local low quality coals to convert iron ore to Direct Reduced Iron products for steel making. Joining Tianwo-SES and SES's global DRI technology partner, Midrex Technologies, a wholly owned subsidiary of Kobe Steel, in this $200,000 prefeasibility study agreement are project owner, Nanometals, LLC, and two other engineering and equipment suppliers.

Global Initiative – Distributed Power Business:

  Dengfeng Power Group (DFPG): The initial feasibility study on the Dengfeng Power Group project by SES and Tianwo-SES teams is nearing completion. Following completion and final consensus with Dengfeng, the process to secure local Henan Province government endorsement of the initial 160 MW distributed power plant will commence. When and if approved, a larger scope, full Feasibility Study Report will be initiated by DFPG, with those results being then used to obtain the required second-level government approvals to proceed and build the plant. All of this work is anticipated to be completed during the next 12 months. Upon successful completion, construction and breaking ground on the first project in Dengfeng would begin shortly thereafter. The Dengfeng distributed power plant, which is intended to serve as the model for the Dengfeng Power Group project, would be designed to utilize two state-of-the-art SES XL3000 gasification systems and four GE model LM2500+G4 advanced aero-derivative gas turbines in combined cycle mode. Up to 600 MW total is anticipated in the city of Dengfeng, with more plants forecasted by Dengfeng Power Group elsewhere in Henan Province and in other regions of China.

  K-Electric: The K-Electric, Pakistan project, a collaboration with co-marketing partner, GE Packaged Power, and regional partners, IEG and Tuten, is being delayed while K-Electric focuses on an immediate need to reallocate new LNG gas to stranded power generating assets and assets burning fuel oil. The parties will continue to work to secure the approval and power purchase agreement from K-Electric and minimize the delay time as much as possible. Other distributed power product proposals and business development is underway with prospective customers in Japan, Australia, Brazil, and western and southern Africa.

Regional Initiative – India:

  In March, SES and Simon India Limited (SIL), an EPC company, announced the extension of the regional partners' exclusive marketing and engineering agreement, to market SES' advanced technology for coal and biomass gasification projects in India. SES technology, due to its unique ability to gasify multiple feedstocks including India's abundant high-ash, low-grade coal, is competitively advantaged for converting coal to syngas in India. To facilitate order procurement for advanced active prospects ranging from an ammonia-to-fertilizer project to a DRI steel facility, SES is working to bring in Chinese implementation capability to strengthen its position. SIL is now offering to build gasification islands using SES technology on a fixed price turnkey basis which brings an additional cost advantage to customers, versus expensive gas and imported LNG options for energy and chemical products.

Plant Operations:

  Synthesis Energy Systems (Zao Zhuang) New Gas Company Joint Venture (ZZ) – With priority focus on re-purposing and maximizing the value of the ZZ JV asset, SES signed a preliminary, non-binding term sheet in late April for selling a portion of the Company's ZZ asset to a local Shandong Province company who desires to re-purpose ZZ by further investing and expanding the plant beyond methanol into production into the higher value and more profitable chemicals of Acetic and Propionic Acid. Successful negotiation and completion of the definitive agreements remain to be completed before the proposed transaction can be closed. Until that time, the Company continues to pursue all options for maximizing the value in the ZZ JV asset, which sold 10,584 tonnes of methanol produced from coke oven gas and generated approximately $2.8 million in revenues this past fiscal third quarter.

  Yima Joint Venture Methanol Plant (Yima) – Parent company, Henan Energy, recently completed a four-week planned shutdown for maintenance and to complete several more of the remaining commissioning and construction items. The project ran from October of last year until this shutdown period at approximately 50% capacity with little downtime for maintenance. The plan for the second half of this year is to increase production rates initially to 80% this summer and then ultimately to 100% operating rates later this year, assuming adequate methanol prices. At that time the plant is expected to move into its originally intended operating phase producing 300 kilo tons per year of chemical grade methanol. SES's focus remains to achieve formal Chinese commercial acceptance of the three SES gasification systems.

Corporate News:

  In March, Ms. DeLome Fair was appointed President of the Company's wholly owned subsidiary, SES Technologies, LLC, and took the lead of SES technical teams in Houston and Shanghai, as well as global business development efforts. Ms. Fair's 25-year gasification career spans leadership positions with GE Energy and Chevron/Texaco. Prior to joining SES as Senior Vice President, Gasification in December 2014, Ms. Fair led GE Energy's global team of 135 engineers in the U.S., India and China, as General Manager, Gasification & Process Systems Technology. In that post, she was responsible for engineering to GE's global gasification business, including business development support, execution of customer orders, new product development, services, and project management.

  In April, SES raised $12 million in a registered direct offering with certain accredited investors. The net offering proceeds to the Company from the sale of the shares, after deducting the placement agent's fee and associated costs and expenses, is estimated to be $11.4 million.

  SES's Shanghai and Tianwo-SES offices are now co-located with ICCDI, comprising three floors in a new office complex in Shanghai, provided by China joint venture partner, STT.

Fiscal Third Quarter 2015 Financial Results (Unaudited)

The Company reported $2.8 million of revenue for the three months ended March 31, 2015, versus $7.2 million revenue for the three months ended March 31, 2014. The decrease in revenue was primarily due to the shut-down of the ZZ Joint venture during February 2015 for repair and maintenance coupled with higher gasifier related equipment sale to Yima Joint Ventures in the prior year's third quarter.

The Company's operating loss for the third quarter of fiscal 2015 was $3.9 million versus an operating loss of $4.0 million for the third quarter of fiscal 2014. The decrease in operating loss was primarily due to decrease in general and administrative expenses, cost of sales and plant operating expenses.

The net loss attributable to stockholders for the third quarter of fiscal 2015 was $4.0 million, or $0.05 per share, versus a loss of $4.2 million, or $0.06 per share, for the prior year's third quarter.

As of March 31, 2015, the Company had cash and cash equivalents of $11.6 million and working capital of $0.3 million.

Conference Call Information

SES's President and CEO, Robert W. Rigdon, and CFO and Corporate Secretary, Roger L. Ondreko, will hold a conference call to review the Company's financial results and provide an update on corporate developments beginning at 4:15 p.m. EDT on May 12.

To access the live webcast, please log on to www.synthesisenergy.com. Alternatively, interested parties may participate in the SES telephone conference call by phoning (866) 652-5200 (U.S.) or (412) 317-6060 (Int'l). Callers should request the "Synthesis Energy Systems, Inc. call." Interested parties can pre-register for the call at: http://dpregister.com/10065002.

An archived version of the SES conference call webcast will be available on the company's website through June 15, 2015. A telephone replay of the call will be available beginning approximately one hour after its completion and will be available through June 15, 2015. Interested parties can access the telephonic replay by phoning (877) 344-7529 (U.S.) or (412) 317-0088 (Int'l). The PIN access code for both the live call and replay is: 10065002.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on bringing clean high-value energy to developing countries from low-cost and low-grade coal and biomass through its proprietary gasification technology based upon U-Gas®, licensed from the Gas Technology Institute. The SES Gasification Technology enables Growth With Blue Skies, and greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, many coal waste products, and biomass feedstocks. For more information, please visit: www.synthesisenergy.com.

SES Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the ability of our ZZ joint venture to effectively operate XE's methanol plant and produce methanol; the ability of our project with Yima to produce earnings and pay dividends; our ability to develop and expand business of the Tianwo-SES joint venture in the joint venture territory; our ability to successfully partner our technology business; our ability to develop our power business unit and marketing arrangement with GE and our other business verticals, including DRI steel, through our marketing arrangement with Midrex Technologies, and renewables; our ability to successfully develop the SES licensing business; events or circumstances which result in an impairment of assets, including, but not limited to, at our ZZ Joint Venture; our ability to reduce operating costs; our ability to make distributions and repatriate earnings from our Chinese operations; our limited history, and viability of our technology; commodity prices, including in particular methanol, and the availability and terms of financing; our ability to obtain the necessary approvals and permits for future projects; our ability to raise additional capital, if any, and our ability to estimate the sufficiency of existing capital resources; the sufficiency of internal controls and procedures; and our results of operations in countries outside of the U.S., where we are continuing to pursue and develop projects. Although SES believes that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Contact:

MDC Group
Investor Relations:
David Castaneda
Arsen Mugurdumov
414.351.9758
IR@synthesisenergy.com

Media Relations:
Susan Roush
747.222.7012
PR@synthesisenergy.com

TABLES FOLLOW

SYNTHESIS ENERGY SYSTEMS, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Revenue:
Product sales and other -related parties	$ 2,780	$ 4,600	$ 10,725	$ 10,514
Related party consulting and equipment sales	15	2,635	166	2,635
Total revenue	2,795	7,235	10,891	13,149

Costs and Expenses:
Costs of sales and plant operating expenses	3,874	7,806	14,916	11,933
General and administrative expenses	2,226	2,536	6,594	7,141
Stock-based compensation expense	381	336	1,615	1,855
Depreciation and amortization	229	596	1,373	1,727
Impairment of long-lived assets	—	—	20,914	—

Total costs and expenses	6,710	11,274	45,412	22,656

Operating loss	(3,915)	(4,039)	(34,521)	(9,507)

Non-operating (income) expense:
Equity in losses of joint ventures	—	1	—	2
Foreign currency (gains) losses, net	20	48	(6)	5
Interest income	(33)	(6)	(53)	(22)
Interest expense	76	101	214	292

Net loss	(3,978)	(4,183)	(34,676)	(9,784)
Less: net loss attributable to noncontrolling interests	(45)	(33)	(634)	(36)
Net loss attributable to stockholders	$ (3,933)	$ (4,150)	$ (34,042)	$ (9,748)

Net loss per share:
Basic and diluted	$ (0.05)	$ (0.06)	$ (0.47)	$ (0.15)

Weighted average common shares outstanding:
Basic and diluted	73,239	64,266	73,220	63,886

SYNTHESIS ENERGY SYSTEMS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	March 31,	June 30,
	2015	2014
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$ 11,573	$ 19,407
Certificate of deposit-restricted	1,628	—
Accounts receivable-related party, net	711	676
Prepaid expenses and other currents assets	673	873
Inventory	512	865
Total current assets	15,097	21,821

Property, plant and equipment, net	10,371	31,499
Intangible assets, net	965	1,049
Investment in joint ventures	34,813	34,856
Other long-term assets	1,955	2,481
	$ 63,201	$ 91,706
Total assets

LIABILITIES AND EQUITY

Current liabilities:
Accrued expenses and accounts payable	$ 8,333	$ 7,167
Line of credit	3,256	—
Short-term bank loan	3,256	3,251
	14,845	10,418
Total current liabilities

Commitment and contingencies

Stockholder's Equity:
Common stock, $0.01 par value: 200,000 shares authorized: 73,300 and 73,107 shares issued and outstanding, respectively	733	731
Additional paid-in capital	242,827	241,125
Accumulated deficit	(200,026)	(165,984)
Accumulated other comprehensive income	6,101	6,062
Total stockholders' equity	49,635	81,934
Noncontrolling interests in subsidiaries	(1,279)	(646)
	48,356	81,288
Total stockholder's equity
	$ 66,201	$ 91,706
Total liabilities and stockholder's equity